Exhibit 99

Contact:	Media: John Stoll 1.313.594.1106 jstoll1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Shawn Ryan 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD POSTS FIRST QUARTER 2010 NET INCOME OF $2.1 BILLION AS STRONG NEW PRODUCTS FUEL PROFITABLE GROWTH+

•
Ford reports first quarter net income of $2.1 billion, or 50 cents per share, a $3.5 billion improvement from first quarter 2009. Pre-tax operating profit of $2 billion, or 46 cents per share, a $4 billion improvement from first quarter 2009++

•	Ford Automotive operations posted first quarter pre-tax operating profit of $1.2 billion, a $3.2 billion improvement from first quarter 2009++

•
Ford North America reported first quarter pre-tax operating profit of more than $1.2 billion, a $1.9 billion improvement from first quarter 2009; Ford Europe earned a pre-tax operating profit of $107 million, a $692 million improvement from a year ago++

•	Revenue for the quarter totaled $28.1 billion, a $3.7 billion improvement from first quarter 2009++

•	Strong response to new vehicles drove the largest quarterly U.S. market share gain since 1977

•	Ended the quarter with $25.3 billion of Automotive gross cash, with operating-related cash outflow of $100 million. Ford ended the quarter with $34.3 billion in Automotive debt

•	Ford Motor Credit Company reported first quarter pre-tax operating profit of $828 million, an $864 million improvement from first quarter 2009

•
Based on Ford’s improving performance, the gradually strengthening economy, and its present assumptions, Ford now expects to deliver solid profits this year with positive Automotive operating-related cash flow

Financial Results Summary+	First Quarter
	2009	2010	O/(U) 2009
Wholesales (000) ++	986	1,253	267
Revenue (Bils.) ++	$24.4	$28.1	$3.7

Operating Results ++
Automotive Sector (Mils.)	$(1,963)	$1,195	$3,158
Financial Services Sector (Mils.)	(62)	815	877
Pre-Tax Results (Mils.)	$(2,025)	$2,010	$4,035

After-Tax Results (Mils.)	$(1,793)	$1,761	$3,554

Earnings Per Share+++	$(0.75)	$0.46	$1.21

Special Items Pre-Tax (Mils.)	$363	$125	$(238)

Net Income/(Loss) Attributable to Ford
After-Tax Results (Mils.)	$(1,427)	$2,085	$3,512
Earnings Per Share	$(0.60)	$0.50	$1.10

Automotive Gross Cash (Bils.)	$20.9	$25.3	$4.4
See end notes on page 8.

DEARBORN, Mich., April 27, 2010 – Ford Motor Company [NYSE: F] today reported first quarter 2010 net income of $2.1 billion, or 50 cents per share, a $3.5 billion improvement from first quarter 2009, as strong selling new products, improvements in its global Automotive operations, and higher profits at Ford Credit boosted results.

Excluding special items, Ford reported pre-tax operating profit of $2 billion, or 46 cents per share, an improvement of $4 billion from a year ago.  It marked Ford’s highest quarterly pre-tax operating profit in six years.

Ford North America posted first quarter pre-tax operating profit of more than $1.2 billion, a $1.9 billion improvement from first quarter 2009, as a result of higher volume and mix and favorable net pricing.  Ford operations in South America, Europe and Asia Pacific Africa as well as Ford Credit also posted pre-tax operating profits in the first quarter and improved results over the same period in 2009.

“The Ford team around the world achieved another very solid quarter, and we are delivering profitable growth,” said Ford President and CEO Alan Mulally. “Our plan is working, and the basic engine that drives our business results – products, market share, revenue and cost structure – is performing stronger each quarter, even as the economy and vehicle demand remain relatively soft.”

At the end of March, Ford entered into a definitive agreement to sell Volvo and related assets to Zhejiang Geely Holding Group for $1.8 billion, subject to customary purchase price adjustments. The sale is expected to close in the third quarter of 2010. As a result of the agreement to sell Volvo, all of Volvo’s 2010 results are being reported as special items and excluded from Ford’s operating results; 2009 data include Volvo.

Ford’s first quarter revenue was $28.1 billion, up $3.7 billion from the same period a year ago. If Volvo had been excluded from 2009, Automotive revenue would have increased by $7 billion, or more than 30 percent.

Ford finished the first quarter with $25.3 billion in Automotive gross cash, an increase of $400 million since year end. Automotive operating-related cash outflow was $100 million during the first quarter, as Automotive pre-tax operating profit was more than offset by changes in working capital and other timing differences, as well as a $300 million payment to Ford Credit reflecting up-front subvention payment. The company ended the first quarter with total Automotive debt of $34.3 billion, an increase of $700 million compared to year-end 2009.

On April 6, Ford paid down $3 billion of the drawn amount of its 2013 revolving credit facility. This payment has reduced Automotive gross cash and debt by $3 billion, which will be reflected on Ford’s second quarter 2010 balance sheet. The action did not affect Automotive liquidity, as the repaid amounts remain available for borrowing.

Special items were a favorable pre-tax amount of $125 million in the first quarter of 2010, or 7 cents per share. Ford recorded a $188 million gain related to held-for-sale adjustments for Volvo, which was offset partially by $63 million of global personnel reductions and dealer-related charges.  If Volvo had continued to be reported as an ongoing operation, Ford would have reported a first quarter pre-tax operating profit of $49 million for Volvo.

“We are seeing the benefits of our One Ford plan around the world,” said Lewis Booth, Ford executive vice president and chief financial officer. “All of our business operations – North America, South America, Europe, Asia Pacific Africa and Ford Credit – were not only profitable, but also showed substantially improved results over a year ago.”

The following discussion of first quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive cost changes is measured primarily at prior-year exchange, and excludes special items and discontinued operations. In addition, costs that vary directly with volume, such as material, freight, and warranty costs are measured at prior-year volume and mix.

ADDITIONAL FIRST QUARTER 2010 HIGHLIGHTS

•	Increased U.S. market share by 2.7 percentage points to 16.6 percent and a 14.1 share of the retail market, fueled by strong sales of Fusion, F-150, Taurus and Focus
•	Achieved market leadership in Canada, boosting market share to 15.5 percent and increasing sales by 29 percent
•	Increased sales by 14 percent in the South American region and sold a record 88,000 vehicles in Brazil
•	Increased sales in Europe and achieved a 9.4 percent market share. In March, Ford was the best selling brand in Europe for the 19 markets we track
•	Ford Asia Pacific Africa increased sales by 39 percent as the Fiesta gained momentum in several markets
•
Ford, Lincoln and Mercury vehicles achieved the highest customer satisfaction and the fewest number of “things gone wrong” among all full-line manufacturers, according to the first quarter Global Quality Research System survey for the U.S.

•	Revealed new global Ford Focus, which goes on sale early next year in North America and Europe, and in 2012 for Asia
•	Revealed 2011 Ford Edge and Lincoln MKX, which reach showrooms this fall and will be the first vehicles to feature MyFord Touch and MyLincoln Touch
•	Unveiled the Lincoln MKZ Hybrid, expected to be America’s most fuel-efficient luxury sedan
•	Announced partnership with Microsoft to use Microsoft Hohm as a platform to help future owners of Ford’s electric vehicles manage energy use
•	Began production of Figo small car for India; received 10,000 orders in first month on the market

•	Began production of the next-generation F-Series Super Duty lineup with new fuel-efficient diesel and gasoline engines
•	Announced Ford’s electric vehicles plan is extending to Europe with plans to launch five full-electric or hybrid vehicles for European customers by 2013
•	Announced plan to increase investment in Brazil and Argentina by $450 million to more than $2.6 billion by 2015
•	Announced $2.3 billion investment in U.K. manufacturing facilities over the next five years to support production of low-carbon emission vehicles
•	Announced $400 million investment in South Africa to support production of Ford’s next-generation compact pickup truck and Puma diesel engine
•	Confirmed $400 million investment in Chicago Assembly Plant and the addition of 1,200 jobs to support production of the next-generation Ford Explorer

AUTOMOTIVE SECTOR

Automotive Sector+	First Quarter
	2009	2010	O/(U) 2009
Wholesales (000)	986	1,253	267
Revenue (Bils.)	$21.0	$25.4	$4.4
Pre-Tax Results (Mils.)	$(1,963)	$1,195	$3,158

For the first quarter of 2010, Ford’s worldwide Automotive sector reported a pre-tax operating profit of $1.2 billion, compared with a loss of $2 billion a year ago. The improvement reflected higher volume and mix, as well as improvements in net pricing across all Automotive segments.

Total vehicle wholesales in the first quarter were 1.3 million, compared with 986,000 units a year ago.  Worldwide Automotive revenue in the first quarter was $25.4 billion, up from $21 billion a year ago.

North America: For the first quarter, Ford North America reported a pre-tax operating profit of more than $1.2 billion, compared with a loss of $665 million a year ago.  The improvement was more than explained by higher volume and mix and favorable net pricing. First quarter revenue was $14.1 billion, up from $10 billion a year ago.

South America: For the first quarter, Ford South America reported a pre-tax operating profit of $203 million, compared with a profit of $63 million a year ago.  The increase was more than explained by favorable exchange and net pricing, offset partially by higher costs.  First quarter revenue was $2 billion, up from $1.4 billion a year ago.

Europe: For the first quarter, Ford Europe reported a pre-tax operating profit of $107 million, compared with a loss of $585 million a year ago.  The improvement was explained primarily by higher volume, lower costs, and higher parts profit.  First quarter revenue was $7.7 billion, up from $5.8 billion a year ago.

Asia Pacific Africa: For the first quarter, Ford Asia Pacific Africa’s pre-tax operating profit was $23 million, compared with a loss of $97 million a year ago.  The improvement was more than explained by higher profits of unconsolidated China joint ventures  driven by higher industry volumes , favorable net pricing,  increases in industry volume outside of China and favorable exchange. First quarter revenue was $1.6 billion, up from $1.2 billion a year ago.

Other Automotive: Other Automotive consists primarily of interest and financing-related costs and resulted in a first quarter pre-tax operating loss of $391 million, more than explained by net interest expense of $492 million.

FINANCIAL SERVICES SECTOR

Financial Services Sector+	First Quarter
(in millions)	2009	2010	O/(U) 2009
Ford Credit Pre-Tax Results	$(36)	$828	$864
Other Financial Services Pre-Tax Results	(26)	(13)	13
Financial Services Pre-Tax Results	$(62)	$815	$877

For the first quarter, the Financial Services sector reported a pre-tax operating profit of $815 million, compared with a loss of $62 million a year ago.

Ford Motor Credit Company: Ford Credit reported a pre-tax operating profit of $828 million in the first quarter, compared with a pre-tax loss of $36 million a year ago.  The improvement primarily reflected lower depreciation expense for leased vehicles due to higher auction values and a lower provision for credit losses, offset partially by lower volume.

OUTLOOK

Ford said it continues to make progress on all four pillars of its plan:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

Overall, Ford said its performance this year is off to a more encouraging start than anticipated. Based on Ford’s improving performance, the gradually strengthening economy, and its present assumptions, Ford now expects to deliver solid profits this year with positive Automotive operating-related cash flow.

Ford expects full-year 2010 U.S. industry sales will be in the range of 11.5 million to 12.5 million, consistent with the guidance previously communicated by the company.

In Europe, Ford now expects full-year industry volume will be in the 14 million to 15 million range, which is somewhat higher than the previous guidance.  The change reflects strong first quarter results, although uncertainty remains in Europe about the extent of payback from scrappage programs.

Initial quality improved across all of Ford’s regions based on the latest Global Quality Research System survey. Ford is on track to meet full-year quality targets.

As mentioned previously, Ford has achieved significant structural cost reductions over the past four years, and in 2010 expects full year Automotive structural costs to be somewhat higher as Ford increases production to meet demand.

Ford expects full year U.S. total market share and its share of the U.S. retail market to be equal or improved compared with 2009 and Europe market share is expected to be equal to 2009.

Ford expects second quarter 2010 production to be up compared with year-ago levels and up compared to first quarter 2010 production. The increase reflects strong customer demand for our products, the maintenance of competitive stock levels, and the non-recurrence of prior year stock reductions.

Ford now expects Ford Credit’s 2010 profits to be about the same as 2009.  The recent improvements in used vehicle auction values and credit loss performance are expected to offset the effects of lower average receivables and the non-recurrence of certain favorable 2009 factors.

“We are absolutely committed to building great products, a stronger business, and contributing to a better world,” Mulally said.  “Our product lineup is stronger than ever, and our leadership in quality, fuel efficiency, safety, smart design and value is resonating with consumers.

“We remain cautiously optimistic about positive signs emerging in the global economy, while knowing that the recovery is fragile and the global auto industry continues to deal with excess capacity. For us, the most important thing we can do is to stay focused and continue to make progress on our plan,” Mulally said.

Ford’s 2010 planning assumptions regarding the industry and operating metrics include the following:

Planning Assumptions	First Quarter	Full Year Plan	Full Year Outlook
Industry Volume (SAAR)*
– U.S. (million units)	11.2	11.5 – 12.5	On Track
– Europe (million units)**	16.0	13.5 – 14.5	14.0 – 15.0

Operational Metrics
Compared with Prior Year:
-- Quality:	Improved	Improve	On Track

-- Automotive Structural Costs***	$100 Million Lower	Somewhat Higher	On Track

-- U.S. Total Market Share (Ford, Lincoln, and Mercury)	16.6%	Equal/Improve	On Track
-- U.S. Share of Retail Market****	14.1%	Equal/Improve	On Track
-- Europe Market Share **	9.4%	Equal	On Track

Absolute Amount:
-- Automotive Operating-Related Cash Flow	$(100) Million	Positive	On Track
-- Capital Spending	$900 Million	$4.5 to $5 Billion	On Track
FORD EXPECTS TO DELIVER SOLID PROFITS IN 2010 WITH POSITIVE AUTOMOTIVE OPERATING-RELATED CASH FLOW
* ** *** ****	Includes medium and heavy trucks European 19 markets we track Structural cost changes are measured primarily at prior-year exchange, and exclude special items and discontinued operations Estimate

Ford’s production volumes are shown below:

Production Volumes	Actual		Forecast
	First Quarter 2010		Second Quarter 2010
	Units (000)	O/(U) 2009 (000)	Units (000)	O/(U) 2009 (000)

Ford North America	574	225	625	174
Ford South America	110	11	135	25
Ford Europe	442	99	448	50
Ford Asia Pacific Africa	194	79	213	73

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary first quarter 2010 financial results at 7 a.m. EDT today.  The following briefings will be conducted after the announcement:

At 9 a.m. EDT, Alan Mulally, president and chief executive officer, and Lewis Booth, executive vice president and chief financial officer, will host a call for the investment community and news media to discuss first quarter 2010 results.

At 11 a.m. EDT, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Tuesday, April 27

Earnings Call:  9 a.m. EDT
Toll Free:  866-318-8620
International:  617-399-5139
Earnings Passcode:  “Ford Earnings”

Fixed Income:  11 a.m. EDT
Toll Free:  866-318-8613
International:  617-399-5132
Earnings Passcode:  “Ford Fixed Income”

Replays – Available after noon day of the event through Tuesday, May 4 www.shareholder.ford.com Toll Free: 888-286-8010 International: 617-801-6888 Passcodes: Earnings: 73198326 Fixed Income: 99284554

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 176,000 employees and about 80 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and, until its sale, Volvo.  The company provides financial services through Ford Motor Credit Company.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  As a result of Ford’s agreement to sell Volvo, 2010 results for Volvo are being reported as special items and excluded from operating results; 2009 operating results include Volvo unless otherwise indicated.  As disclosed last quarter, the new accounting standard for variable interest entity consolidation, effective Jan. 1, 2010, required Ford to deconsolidate many of its joint ventures. In addition to results in the first quarter of 2010 reflecting this new standard, 2009 results have been adjusted to reflect the deconsolidation of many of Ford’s joint ventures, with Ford’s joint venture in Turkey, Ford Otosan, being the most significant. For wholesale unit sales and production volumes, amounts include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the April 27, 2010 conference calls at www.shareholder.ford.com for discussion of wholesale unit volumes. Discussion of overall Automotive cost changes is at constant exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at constant volume and mix (generally, by holding constant prior-year levels).  See tables following the "Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables following "Safe Harbor/Risks Factors” reconciliation of Automotive gross cash and operating-related cash flow to GAAP.

++	Excluding special items.
+++
Excluding special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following "Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recession, geo-political events, or other factors;
•	Decline in market share;
•	Lower-than-anticipated market acceptance of new or existing products;
•
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	A prolonged disruption of the debt and securitization markets;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Restriction on use of tax attributes from tax law "ownership change;"
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
•
A change in our requirements for parts or materials where we have long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives related to capital investments;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, or other factors;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement our One Ford plan.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2009 Form 10-K Report.

FIRST QUARTER 2010 NET INCOME/(LOSS) COMPARED WITH 2009

	First Quarter
	2009	2010
Revenue (Bils.)
Revenue (Excluding Special Items)	$24.4	$28.1
Special Items*	—	3.5
Revenue	$24.4	$31.6

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(2,025)	$2,010
Special Items*	363	125
Pre-Tax Income/(Loss) from Continuing Operations	$(1,662)	$2,135

(Provision for)/Benefit from Income Taxes	227	(50)
Income/(Loss) from Continuing Operations	$(1,435)	$2,085
Income/(Loss) from Discontinued Operations	—	—
Net Income/(Loss)	$(1,435)	$2,085
Less: Income/(Loss) attributable to non-controlling interests	(8)	—
Net Income/(Loss) attributable to Ford	$(1,427)	$2,085

* Special items detailed in table on page 11

2009-2010 FIRST QUARTER INCOME/(LOSS) FROM CONTINUING OPERATIONS

	Incl. Special Items		Special Items		Excl. Special Items
(in millions)	2009	2010	2009	2010	2009	2010
Pre-Tax Results
- North America	$(802)	$1,223	$(137)	$(30)	$(665)	$1,253
- South America	63	203	—	—	63	203
- Europe	(590)	75	(5)	(32)	(585)	107
- Asia Pacific Africa	(104)	22	(7)	(1)	(97)	23
Total	$(1,433)	$1,523	$(149)	$(63)	$(1,284)	$1,586
- Other Automotive	840	(391)	1,270	—	(430)	(391)
Total Ongoing Automotive	$(593)	$1,132	$1,121	$(63)	$(1,714)	$1,195
- Volvo	(915)	188	(666)	188	(249)	—
- Jaguar Land Rover	(2)	—	(2)	—	—	—
Total Automotive	$(1,510)	$1,320	$453	$125	$(1,963)	$1,195
- Financial Services	(152)	815	(90)	—	(62)	815
Total Company Pre-Tax Results	$(1,662)	$2,135	$363	$125	$(2,025)	$2,010

(Provision for)/Benefit from Income Taxes	227	(50)	3	199	224	(249)
Income/(Loss) from Continuing Operations	$(1,435)	$2,085	$366	$324	$(1,801)	$1,761

(Income)/Loss Attributable to Non-Controlling Interests	8	—	—	—	8	—
Income/(Loss) from Continuing Operations Attributable to Ford	$(1,427)	$2,085	$366	$324	$(1,793)	$1,761
*Special items detailed in table on page 11

FIRST QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items:	2009	2010
Automotive Sector
Ford North America
Retiree health care	$(178)	$20
Personnel-reduction programs	(170)	(53)
U.S. dealer consolidation (primarily dealership impairments)	(81)	(15)
Job Security Benefits/Transition Assistance Plan	292	18
Total Ford North America	(137)	(30)
Ford Europe
Personnel-reduction programs	(5)	(32)
Ford Asia Pacific Africa
Personnel-reduction programs	(7)	(1)
Total Personnel and Dealer-Related Items - Automotive sector	(149)	(63)
Other Items:
Automotive Sector
Volvo
Held-for-sale impairment and related items*	(666)	188
Other Automotive
Gain on debt reduction actions	1,270	—
Jaguar Land Rover
Other	(2)	—
Total Other Items – Automotive sector	602	188
Financial Services Sector
Diversified Financial Operations impairment	(141)	—
Gain on purchase of debt securities	51	—
Total Other Items – Financial Services sector	(90)	—
Total	$363	$125

Memo: Special Items Impact on Earnings Per Share	$0.15	$0.07

*	All Volvo first quarter 2010 financial results treated as special items, including Volvo’s revenue of $3.5 billion and wholesales of 92,000 units.

TOTAL COMPANY CALCULATION OF EARNINGS PER SHARE	First Quarter 2010
(in millions)	Net Income Attributable to Ford*	After-Tax Oper. Results Excl. Special Items**
Numerator
After-Tax Results	$2,085	$1,761
Impact on income from assumed exchange of convertible notes and convertible trust preferred securities	110	110
After-Tax Operating Results for EPS	$2,195	$1,871
Impact on income from assumed share issuance to settle UAW VEBA Note B	97
Net Income for EPS	$2,292
Denominator
Average shares outstanding	3,365	3,365
Net issuable shares, primarily warrants and restricted stock units	205	205
Convertible notes	372	372
Convertible trust preferred securities	163	163
Average Shares for Operating EPS	4,105	4,105
UAW VEBA Note B	464
Average Shares for Net Income EPS	4,569
EPS	$0.50	$0.46

*
Accounting standards require that our EPS calculation from Net Income include shares equal to the number we would have issued had we settled in stock our new UAW VEBA Note B in its entirety during the period.  For the first quarter, this hypothetical stock issuance added 464 million shares, which reduced EPS by 3 cents per share.  Note B, however, does not allow us to make any prepayment in shares; it only allows for each annual payment to be made, at our option, in stock, cash, or a combination thereof.  We will use our discretion in determining which form of payment makes economic sense at the time of each required payment, balancing liquidity needs and preservation of shareholder value.  We made our December 31, 2009 payment on Note B in cash.

**	Excludes Income/(Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed above.

U.S GAAP RECONCILIATION OF AUTOMOTIVE GROSS CASH

(in billions)	Mar 31, 2009 *	Mar 31, 2010	Mar 31, 2010 B/(W) Mar 31, 2009 *	Memo: Dec 31, 2009 *

Cash and Cash Equivalents	$7.7	$12.8	$5.1	$9.7
Marketable Securities **	13.5	12.5	(1.0)	15.2
Total Cash and Marketable Securities	$21.2	$25.3	$4.1	$24.9
Securities-In-Transit ***	—	—	—	—
UAW-Ford TAA/Other ****	(0.3)	—	0.3	—
Gross Cash	$20.9	$25.3	$4.4	$24.9

*	Adjusted to reflect the new accounting standard on VIE consolidation.
**	Included at March 31, 2010 and 2009 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $432 million and $357 million, respectively; the estimated fair value of these securities is $439 million and $309 million, respectively. Also included are Mazda marketable securities with a fair value of $551 million and $325 million at March 31, 2010 and 2009, respectively.
***	The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end.
****	Amount transferred to UAW-Ford TAA that, due to consolidation, was shown in cash and marketable securities.

U.S. GAAP RECONCILIATION OF AUTOMOTIVE OPERATING-RELATED CASH FLOWS

(in billions)	2010

	First Quarter	O/(U) 2009*

Cash Flows from Operating Activities of Continuing Operations	$0.7	$3.1

Items Included in Operating-Related Cash Flows:
Capital Expenditures	(0.9)	0.2
Net Transactions Between Automotive and Financial Services Sectors **	(0.7)	(0.1)
Net Cash Flows from Non-Designated Derivatives	—	(0.2)

Items Not Included in Operating-Related Cash Flows:
Cash Impact of Job Security Benefits & Personnel Reduction Program	0.1	(0.2)
Pension Contributions	0.3	(0.1)
Tax Refunds and Tax Payments from Affiliates	—	0.3
Other***	0.4	0.4
Operating–Related Cash Flows	$(0.1)	$3.4

*	Adjusted to reflect the new accounting standard on VIE consolidation.
**	Primarily payables and receivable between the Automotive and Financial Services sectors in the normal course of business.
***	2010 includes cash flows for held-for-sale operations.

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